Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

REGULATORY APPROVALS RECEIVED FOR COMBINATION OF THE FIRST NATIONAL

BANK OF GREENCASTLE AND GRAYSTONE BANK

Closing Targeted for April 1, 2009

March 16, 2009  HARRISBURG, PA— Jeffrey B. Shank, president and CEO of Tower Bancorp, Inc. (OTCBB: TOBC), the holding company of The First National Bank of Greencastle (FNBG), and Andrew Samuel, chairman and CEO of Graystone Financial Corp., the holding company of Graystone Bank (Graystone), announced today the receipt of approvals to complete the proposed combination of the two institutions from the Federal Deposit Insurance Corporation (FDIC), the Pennsylvania Department of Banking and the Federal Reserve Bank of Philadelphia.

“We are pleased that all of the necessary approvals are in place and we are looking forward to moving ahead with our partnership,” said Shank.  “It will be business as usual when the partnership closes and we open our doors as Tower Bank, a division of Graystone Tower Bank, in April.  Customers can expect to see the same familiar faces in our branches that they have come to know and trust and we are anticipating that this will be a smooth transition.”

The received Federal and State bank regulatory approvals were the final approvals required prior to consummation of the partnership which was originally announced in November of 2008, and closely followed the approval of both institutions’ shareholders, which was announced on March 4, 2009.  It is anticipated that the partnership will be effective on April 1, 2009.

“We are excited that the partnership is continuing to progress and is being well received,” said Samuel.  “The First National Bank of Greencastle and Graystone Bank share very similar values, with strong commitments to our employees, customers, shareholders, and the communities we serve.”

After the closing, the new organizational structure, which will not affect products or services to customers, will operate the Tower Bank and Graystone Bank divisions of Graystone Tower Bank, under the holding company of Tower Bancorp, Inc. The allied institutions’ leadership team will include the following: Andrew Samuel, president and CEO of Tower Bancorp, Inc.; Jeffrey Renninger, EVP, COO of Tower Bancorp, Inc.; Jeffrey Shank, EVP of Tower Bancorp, Inc., president and CEO of Tower Bank, a division of Graystone Tower Bank; Janak Amin, EVP of Tower Bancorp, Inc., president and CEO of

Graystone Bank, a division of Graystone Tower Bank; and Mark Merrill, EVP, CFO of Tower Bancorp, Inc.

Mr. Shank also confirmed that the receipt of regulatory approvals satisfies all conditions to the previously announced special dividend of $1.12 per share to Tower Bancorp, Inc. shareholders of record on March 20, 2009, which will be paid March 31, 2009.

About Graystone Financial Corp. and Graystone Bank

Graystone Bank, operating under Graystone Financial Corp., was founded in 2005 and is headquartered in Harrisburg, Pennsylvania, with nine branches serving six counties. Recognized as a top 10 Best Places to Work in Pennsylvania for three consecutive years, Graystone’s unparalleled competitive advantage is its 140 employees. At Graystone, a strong corporate culture and a clear vision have provided customers with uncompromising services and individualized solutions to every financial need. For more information, visit www.graystonebank.com.

About Tower Bancorp, Inc. and First National Bank of Greencastle

The First National Bank of Greencastle is the sole subsidiary of Tower Bancorp, Inc., established in 1983 as a one-bank, publicly traded holding company to provide the communities it serves with local banking decision-making. Founded in 1864, First National Bank of Greencastle is headquartered in Greencastle, Pennsylvania, and has 16 branch locations in three counties. It is the oldest independent bank in the region. For more information, visit www.fnbgc.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the combined company’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s (“Tower”) filings with the Securities and Exchange Commission (SEC).

Additional Information About The Transaction and Where to Find It

A Registration Statement on Form S-4 (Registration No. 333-156535), including a joint proxy statement/prospectus has been filed with and declared effective by the SEC in connection with the proposed transaction.  Investors are urged to read the Registration Statement and the joint proxy statement/prospectus regarding the proposed transaction and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information about Tower Bancorp, Inc., Graystone Financial Corp. and the transaction.  Investors can obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Tower Bancorp, Inc. and Graystone Financial Corp., free of charge from the SEC’s Internet site (www.sec.gov), by contacting Tower Bancorp, Inc. at 717-597-2137 or by contacting Graystone Financial Corp., at 717-724-2827.

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